Exhibit 99.1

NuStar Energy L.P. 2011 Full Year Distributable Cash Flow, EBITDA and

Operating Income Higher than 2010

Fourth Quarter 2011 Results

Benefit from the Completion of Internal Growth Projects

Expect Results to Continue to Improve in 2012

SAN ANTONIO, January 27, 2012 – NuStar Energy L.P. (NYSE: NS) today announced its fourth quarter distributable cash flow available to limited partners was $63.1 million, or $0.95 per unit, compared to 2010 fourth quarter distributable cash flow of $66.7 million, or $1.03 per unit. For the year ended December 31, 2011, distributable cash flow available to limited partners was $307.9 million, or $4.74 per unit, up from the $280.7 million, or $4.43 per unit earned in 2010.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $98.7 million for the fourth quarter of 2011 compared to $113.6 million for the fourth quarter of 2010. For the year ended December 31, 2011, EBITDA was $490.4 million, higher than the $482.8 million in 2010.

Operating income was $47.9 million for the fourth quarter of 2011 compared to $70.5 million for the fourth quarter of 2010. For the year ended December 31, 2011, operating income was $314.0 million, outpacing the $302.6 million generated in 2010.

Net income applicable to limited partners for the fourth quarter was $19.8 million, or $0.30 per unit, compared to $41.9 million, or $0.65 per unit, earned in the fourth quarter of 2010. For the year ended December 31, 2011, net income applicable to limited partners was $180.7 million, or $2.78 per unit, compared to $200.9 million, or $3.19 per unit, in 2010.

The partnership also announced that its board of directors has declared a fourth quarter 2011 distribution of $1.095 per unit. This fourth quarter 2011 distribution will be paid on February 10, 2012, to holders of record as of February 7, 2012. For 2011, NuStar Energy L.P. declared a distribution of $4.36 per unit, which was $0.08 per unit or approximately 2% higher than the $4.28 per unit distribution declared in 2010. Distributable cash flow available to limited partners covers the distribution to the limited partners by 0.87 times for the fourth quarter of 2011 and 1.09 times for the year ended December 31, 2011.

“Even though the U.S. and global economic conditions continued to be very challenging this past year and oil and gas volatility remained high, NuStar was able to generate more distributable cash flow, EBITDA and operating income in 2011 than in 2010,” said Curt Anastasio, President and

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Chief Executive Officer of NuStar Energy L.P. and NuStar GP Holdings, LLC. “Additional earnings produced by the completion of several internal growth projects, the acquisition of the San Antonio refinery and crude oil trading in our fuels marketing operations more than offset the negative impact of reduced pipeline throughput volumes and lower than expected asphalt demand.”

With regard to fourth quarter 2011 results Anastasio added, “Results in both our storage and transportation segments were higher than last year’s fourth quarter. Our storage segment benefited primarily from the 3rd quarter 2011 completion of a storage expansion project at our St. James, Louisiana terminal facility. Increased tariffs and new revenue streams from two Eagle Ford shale internal growth projects contributed to improved results in our transportation segment.”

Anastasio noted that, “While lower results in our asphalt and fuels marketing segment, primarily due to lower margins in our asphalt operations, offset the increased fourth quarter results in our storage and transportation segments, the non-recurring hedging gains associated with our San Antonio refinery of approximately $16.4 million helped partially offset the negative impact of the lower asphalt operations margins.”

2012 Outlook

Commenting on the 2012 outlook for NuStar Energy L.P., Anastasio said, “We expect NuStar’s EBITDA to be higher than 2011. EBITDA in all three of our segments is also expected to exceed 2011 results.”

In regard to internal growth spending Anastasio added, “NuStar continues to identify internal growth projects that should contribute to our EBITDA growth over the next several years. Currently we expect to spend $350 -$400 million on internal growth projects during 2012.”

A conference call with management is scheduled for 10:00 a.m. ET (9:00 a.m. CT) today, January 27, 2012, to discuss the financial and operational results for the fourth quarter of 2011. Investors interested in listening to the presentation may call 800/622-7620, passcode 39023181. International callers may access the presentation by dialing 706/645-0327, passcode 39023181. The company intends to have a playback available following the presentation, which may be accessed by calling 800/585-8367, passcode 39023181. A live broadcast of the conference call will also be available on the company’s Web site at www.nustarenergy.com.

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NuStar Energy L.P. is a publicly traded, limited partnership based in San Antonio, with 8,417 miles of pipeline; 89 terminal and storage facilities that store and distribute crude oil, refined products and specialty liquids; and two asphalt refineries and a fuels refinery with a combined throughput capacity of 118,500 barrels per day. The partnership’s combined system has approximately 98 million barrels of storage capacity. One of the largest asphalt refiners and marketers in the U.S. and the second largest independent liquids terminal operator in the nation, NuStar has operations in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, the United Kingdom and Turkey. For more information, visit NuStar Energy L.P.’s Web site at www.nustarenergy.com.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of NuStar’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of NuStar’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals and corporations, as applicable. Nominees, and not NuStar, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events. All forward-looking statements are based on the partnership and company’s beliefs as well as assumptions made by and information currently available to the partnership and company. These statements reflect the partnership and company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P. and NuStar GP Holdings, LLC’s 2010 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission.

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NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information

(Unaudited, Thousands of Dollars, Except Unit Data and Per Unit Data)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Statement of Income Data:
Revenues:
Services revenues	$217,249	$205,542	$825,938	$791,314
Product sales	1,709,856	988,670	5,749,317	3,611,747

Total revenues	1,927,105	1,194,212	6,575,255	4,403,061

Costs and expenses:
Cost of product sales	1,663,096	927,678	5,460,520	3,350,429
Operating expenses	138,522	123,004	529,002	486,032
General and administrative expenses	33,620	33,917	103,453	110,241
Depreciation and amortization expense	43,932	39,149	168,286	153,802

Total costs and expenses	1,879,170	1,123,748	6,261,261	4,100,504

Operating income	47,935	70,464	313,994	302,557
Equity in earnings of joint venture	4,461	2,929	11,458	10,500
Interest expense, net	(21,037)	(20,221)	(83,681)	(78,280)
Other income (expense), net	2,408	1,052	(3,291)	15,934

Income before income tax expense	33,767	54,224	238,480	250,711
Income tax expense	3,568	2,689	16,879	11,741

Net income	$30,199	$51,535	$221,601	$238,970

Net income applicable to limited partners	$19,782	$41,936	$180,714	$200,886

Net income per unit applicable to limited partners:	$0.30	$0.65	$2.78	$3.19

Weighted average limited partner units outstanding	66,226,386	64,610,549	65,018,301	62,946,987

EBITDA (Note 1)	$98,736	$113,594	$490,447	$482,793

Distributable cash flow (Note 1)	$74,739	$76,854	$351,263	$320,226

	December 31, 2011	December 31, 2010
Balance Sheet Data:
Debt, including current portion (a)	$2,293,030	$2,137,080
Partners’ equity (b)	2,864,335	2,702,700
Debt-to-capitalization ratio (a) / ((a)+(b))	44.5%	44.2%

NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information - Continued

(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Segment Data:
Storage:
Throughput (barrels/day)	735,521	677,736	693,269	669,435
Throughput revenues	$21,858	$19,520	$80,246	$75,605
Storage lease revenues	126,705	113,740	486,525	444,233

Total revenues	148,563	133,260	566,771	519,838
Operating expenses	72,409	65,634	285,639	263,820
Depreciation and amortization expense	23,081	20,067	87,737	77,071

Segment operating income	$53,073	$47,559	$193,395	$178,947

Transportation:
Refined products pipelines throughput (barrels/day)	528,818	531,626	514,261	529,946
Crude oil pipelines throughput (barrels/day)	333,899	342,417	305,890	371,726

Total throughput (barrels/day)	862,717	874,043	820,151	901,672
Revenues	$85,043	$83,255	$311,514	$316,072
Operating expenses	29,345	28,100	114,726	116,884
Depreciation and amortization expense	12,893	12,588	51,175	50,617

Segment operating income	$42,805	$42,567	$145,613	$148,571

Asphalt and fuels marketing:
Product sales	$1,710,020	$989,896	$5,759,099	$3,615,890
Cost of product sales	1,669,005	933,151	5,490,384	3,371,854

Gross margin	41,015	56,745	268,715	244,036
Operating expenses	47,344	35,994	160,850	132,918
Depreciation and amortization expense	6,131	5,003	22,636	20,257

Segment operating (loss) income	$(12,460)	$15,748	$85,229	$90,861

Consolidation and intersegment eliminations:
Revenues	$(16,521)	$(12,199)	$(62,129)	$(48,739)
Cost of product sales	(5,909)	(5,473)	(29,864)	(21,425)
Operating expenses	(10,576)	(6,724)	(32,213)	(27,590)

Total	$(36)	$(2)	$(52)	$276

Consolidated Information:
Revenues	$1,927,105	$1,194,212	$6,575,255	$4,403,061
Cost of product sales	1,663,096	927,678	5,460,520	3,350,429
Operating expenses	138,522	123,004	529,002	486,032
Depreciation and amortization expense	42,105	37,658	161,548	147,945

Segment operating income	83,382	105,872	424,185	418,655
General and administrative expenses	33,620	33,917	103,453	110,241
Other depreciation and amortization expense	1,827	1,491	6,738	5,857

Consolidated operating income	$47,935	$70,464	$313,994	$302,557

NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information - Continued

(Unaudited, Thousands of Dollars, Except Per Unit Data)

Notes:

1.	NuStar Energy L.P. utilizes two financial measures, EBITDA and distributable cash flow, which are not defined in United States generally accepted accounting principles. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare partnership performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the partnership’s assets and the cash that the business is generating. Neither EBITDA nor distributable cash flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of net income to EBITDA and distributable cash flow:

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Net income	$30,199	$51,535	$221,601	$238,970
Plus interest expense, net	21,037	20,221	83,681	78,280
Plus income tax expense	3,568	2,689	16,879	11,741
Plus depreciation and amortization expense	43,932	39,149	168,286	153,802

EBITDA	98,736	113,594	490,447	482,793
Less equity in earnings of joint venture	(4,461)	(2,929)	(11,458)	(10,500)
Less interest expense, net	(21,037)	(20,221)	(83,681)	(78,280)
Less reliability capital expenditures	(9,082)	(15,704)	(50,339)	(54,031)
Less income tax expense	(3,568)	(2,689)	(16,879)	(11,741)
Plus distributions from joint venture	4,977	2,125	14,374	9,625
Mark-to-market impact on hedge transactions (a)	9,174	2,678	456	(17,640)
Contingent loss adjustment	—	—	3,250	—
Other non-cash items	—	—	5,093	—

Distributable cash flow	$74,739	$76,854	$351,263	$320,226

EBITDA	$98,736	$113,594	$490,447	$482,793
EBITDA attributable to noncontrolling interest	29	—	415	—

EBITDA attributable to NuStar Energy L.P.	$98,707	$113,594	$490,032	$482,793

Distributable cash flow	$74,739	$76,854	$351,263	$320,226
Distributable cash flow attributable to noncontrolling interest	53	—	441	—

Distributable cash flow attributable to NuStar Energy L.P.	$74,686	$76,854	$350,822	$320,226

General partner’s interest in distributable cash flow	11,598	10,160	42,956	39,531

Limited partners’ interest in distributable cash flow	$63,088	$66,694	$307,866	$280,695

Distributable cash flow per limited partner unit	$0.95	$1.03	$4.74	$4.43

(a)	Distributable cash flow excludes the impact of unrealized mark-to-market gains and losses that arise from valuing certain derivative contracts, as well as the associated hedged inventory. The gain or loss associated with these contracts is realized in distributable cash flow when the contracts are settled.